EXHIBIT 5.3

August 9, 2017
Parker Drilling Company
5 Greenway Plaza
Suite 100
Houston, Texas 77046

Re:	S-3 Registration Statement
Ladies and Gentlemen:
We have acted as special Nevada counsel to Anachoreta, Inc. and Parker Drilling Company North America, Inc., each a Nevada corporation, and Parker Drilling Management Services, Ltd., Parker Drilling Offshore Company, LLC and Parker North America Operations, LLC, each a Nevada limited-liability company (collectively, the "Nevada Guarantors") in connection with the Registration Statement on Form S-3 (the "Shelf Registration Statement"), including the base prospectus, to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Shelf Registration Statement is to be filed by Parker Drilling Company, a Delaware corporation (the "Company") and those subsidiaries of the Company, including the Nevada Guarantors, named therein as additional registrants, and relates to the issuance and sale from time to time by the Company of various types of securities (collectively, the "Securities"). The Securities are being registered for offer and sale from time to time pursuant to Rule 415 under the Securities Act.
You have advised us that the Securities to be issued and sold pursuant to the Shelf Registration Statement, when, as and if duly authorized by the Company may include debt securities of the Company (the “Debt Securities”) issued pursuant to an indenture to be dated on or about the date of the first issuance of Debt Securities thereunder, between a trustee to be selected by the Company (the "Trustee") and the Company, in the form to be filed as Exhibit 4.5 or Exhibit 4.6, as applicable, to the Shelf Registration Statement (the "Indenture"). You have further advised us that the Debt Securities are expected to be guaranteed with guarantees included in the Indentures (the “Guarantees”) by certain subsidiaries of the Company, including the Nevada Guarantors.
In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of each of the Nevada Guarantors and have not independently sought to verify such matters. In addition, we have assumed that the organizational documents listed on Exhibit A hereto are the organizational documents of each of the Nevada Guarantors in full force and effect as of the date hereof.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.
Our opinion is expressed solely with respect to Chapters 78 and 86 of the Nevada Revised Statutes. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:
1.Each of the Nevada Guarantors is an existing corporation or limited-liability company in good standing under the laws of the State of Nevada.
2.Each of the Nevada Guarantors has all requisite corporate or limited-liability company power and authority to execute and file or cause to be filed, with the Commission the Shelf Registration Statement.
3.Each of the Nevada Guarantors has all requisite corporate or limited-liability company power and authority to execute and deliver the Indentures and to perform the obligations thereunder.
4.The Guarantees have been duly authorized by each of the Nevada Guarantors by all requisite corporate or limited-liability company action.
This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law. Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter.
We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Shelf Registration Statement. We also consent to the reference to our firm name under the heading "Legal Matters" in the Prospectus forming a part of the Shelf Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Sincerely,
/s/ Greenberg Traurig, LLP
GREENBERG TRAURIG, LLP

Exhibit A

List of Organizational Documents

1.	Anachoreta, Inc.

a.	Articles of Incorporation filed with the Nevada Secretary of State on November 14, 1967

b.	By-Laws adopted on November 21, 1967

2.	Parker Drilling Company North America, Inc.

a.	Articles of Incorporation filed with the Nevada Secretary of State on October 4, 1996

b.	By-Laws (undated)

3.	Parker Drilling Management Services, Ltd.

a.	Articles of Organization filed with the Nevada Secretary of State on December 19, 2014

b.	Operating Agreement entered into and effective as of December 31, 2014 at 11:59 p.m.

4.	Parker Drilling Offshore Company, LLC

a.	Articles of Organization filed with the Nevada Secretary of State on December 19, 2014

b.	Operating Agreement entered into and effective as of December 31, 2014 at 11:59 p.m.

5.	Parker North America Operations, LLC

a.	Articles of Organization filed with the Nevada Secretary of State on December 19, 2014

b.	Operating Agreement entered into and effective as of December 31, 2014 at 11:59 p.m.